UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 23, 2015

Coastway Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-36263	46-4149994
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Coastway Blvd., Warwick, Rhode Island	02886
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(401) 330-1600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On April 23, 2015, Coastway Community Bank (the “Bank”), a wholly owned subsidiary of Coastway Bancorp, Inc. (the “Company”), adopted the Coastway Community Bank 2015 Amended and Restated Supplemental Executive Retirement Plan (the “Plan”) for William A. White, President and Chief Executive Officer of the Bank and the Company (the “Participant”). The Plan is substantially similar to the 2013 Amended and Restated Supplemental Executive Retirement Plan entered into in July 2013 and disclosed in the Company’s Prospectus, dated November 12, 2013, except that, as a result of the amendment and restatement, the Participant has the right to invest all or a portion of his account (referred to in the Plan as the "liability reserve account") in Company common stock (“Employer Stock”).  Upon distribution of the Participant’s interest in the liability reserve account, any amount invested in Employer Stock will be distributed in-kind.

In addition, in the event of the Participant’s separation from service prior to normal retirement age for reasons other than death, disability or separation from service due to cause, the Participant will be paid a lump sum payment equal to the vested portion of the Participant’s liability reserve account (which, in accordance with the amendment and restatement, will be fully vested in the event of separation from service in connection with a change in control).   The amended and restated Plan also includes a definition for "change in control."

The foregoing description of the Plan is qualified in its entirety by reference to the Plan attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01.Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable

(b)	Pro Forma Financial Information. Not Applicable

(c)	Shell Company Transactions. Not Applicable

(d)	Exhibits:

Exhibit No.    Description

Exhibit 10.1Coastway Community Bank 2015 Amended and Restated Supplemental Executive Retirement Plan for William A. White, effective March 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTWAY BANCORP, INC.
(Registrant)

Date: April 29, 2015	By: /s/ Jeanette Fritz
Jeanette Fritz
Executive Vice President and Chief Financial Officer